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EXHIBIT 99.1

INTEREP REPORTS THIRD QUARTER RESULTS

FOR IMMEDIATE RELEASE

NEW YORK — October 30, 2003 — Interep National Radio Sales, Inc. (“Interep”) (OTC BB: IREP), today announced that commission revenue increased 3.7% to $23.0 million for the third quarter ended September 30, 2003, from $22.2 million for the same period last year. Commission revenue increased 1.2% to $64.2 million for the nine months ended September 30, 2003, from $63.4 million for the nine months ended September 30, 2002. Interep is the largest independent sales and marketing company specializing in radio, the Internet and complementary media.

Loss per share applicable to common shareholders for the third quarter 2003 was $1.85, as compared to a loss per share of $0.31 in the comparable period last year. Loss per share for the nine months ended September 30, 2003 increased to $3.16 from $0.69 in the comparable period last year. Net loss applicable to common shareholders for the third quarter 2003 was $18.9 million as compared to net loss applicable to common shareholders of $3.0 million for the same period last year.

The presentation of Interep’s historical financial performance reflects the adoption by the SEC of Regulation G and related guidance affecting the use and disclosure of non-GAAP financial measures. As a consequence, Interep no longer refers to “Operating Income before Depreciation and Amortization” as “EBITDA”.

Operating income before depreciation and amortization decreased to $3.4 million for the third quarter ended September 30, 2003 from $5.1 million in the same period last year. Included in the third quarter of 2002 was $0.7 million in non-cash option repricing. There was no such adjustment for 2003.

Selling, general and administrative expenses increased to $19.7 million for the third quarter 2003, from $17.8 million for the same period last year. Included in the 2003 selling expenses was a $1.0 million loss on the sublease of excess office space. Selling, general and administrative expenses for the nine months ended September 30, 2003 increased to $57.7 million from $53.0 million for the same period last year. Included in the 2003 expenses were severance and legal costs of $2.0 million in addition to a $1.0 million loss on the sublease of excess office space.

For the first nine months of 2003, operating income before depreciation and amortization decreased to $7.1 million from $18.1 million for the same period last year. Included in the first nine months of 2003 was $0.6 million for non-recurring contract termination revenue and non-cash option repricing income as compared to $7.6 million in the 2002 comparable period.

For the three and nine months ended September 30, 2003, included in depreciation and amortization was the write-off of approximately $11.6 million of deferred representation contract costs related to Citadel.

During the third quarter, Interep announced that it had obtained a $10 million senior secured revolving credit facility to replace a more expensive $10 million senior secured term loan facility. Included in interest expense in 2003 was a write off of $1.2 million of deferred debt financing costs and $0.4 million for warrants related to the term loan. Also included in other expenses was a $0.5 million prepayment penalty to the holders of the term loan.

“Visibility remains low with advertisers booking spots 2-3 weeks in advance,” stated Ralph Guild, Chairman and CEO of Interep. “Pacings have slowed to the low single digits for October and November.”

“We are hopeful that the holiday shopping season will help improve business for the remainder of 2003 and many advertisers are convinced that budgets should open up in 2004. Interep will continue to market the benefits of radio to advertisers that have not been heavy users in the past, in an effort to increase billings for our client stations.”

About Interep:

Interep (OTC BB: IREP) is the nation’s largest independent advertising sales and marketing company specializing in radio, the Internet and complementary media, with offices in 17 cities. Interep is the parent company of ABC Radio Sales, Allied Radio Partners, Cumulus Radio Sales, D&R Radio, Infinity Radio Sales, McGavren Guild Radio, MG/Susquehanna, SBS/Interep, as well as Interep Interactive, the company’s interactive representation and web publishing division specializing in the sales and marketing of on-line advertising, including streaming media. Interep Interactive includes Cybereps, Perfect Circle Media and Winstar Interactive. In addition, Interep provides a variety of support services, including: consumer and media research, sales and management training, promotional programs and unwired radio “networks.” Clients also benefit from Interep’s new business development team, the Interep Marketing Group. For more information, visit the company’s website at www.interep.com.

The information contained in this news release, other than historical information, consists of forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. For a discussion of certain factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to Interep’s recent filings with the Securities and Exchange Commission.

For more information, visit the company’s website at www.interep.com.

Contact:	Ralph Guild (212) 916-0508
Bill McEntee(561) 227-0601
	Mike Frank(201) 659-0101	mike@mikefrankassociates.com

INTEREP NATIONAL RADIO SALES, INC.

SUMMARY OPERATING DATA

(dollars in thousands)

	Three Months Ended September 30		Nine Months Ended September 30
	2003	2002	2003	2002
Revenue:
Commission revenue	23,009	22,183	64,183	63,415
Contract termination	42	18	617	6,384

Total revenue	23,051	22,201	64,800	69,799
Selling expenses	16,275	14,822	47,541	43,718
General and administrative expenses	3,382	2,961	10,202	9,255
Option repricing cost (income)	—	(722)	—	(1,251)
Operating income before depreciation and amortization, contract termination revenue and option repricing	3,352	4,400	6,440	10,442
Operating income before depreciation and amortization	3,394	5,140	7,057	18,077
Depreciation and amortization	(17,228)	(5,994)	(28,406)	(17,894)
Operating income (loss)	(13,834)	(854)	(21,349)	183
Interest expense, net	(4,404)	(2,535)	(9,952)	(7,554)
Other income / tax provision	(564)	384	(741)	886
Net loss	(18,802)	(3,005)	(32,042)	(6,485)
Preferred stock dividend	114	—	354	—
Net loss applicable to common shareholders	(18,916)	(3,005)	(32,396)	(6,485)
EPS—Fully Diluted	(1.85)	(0.31)	(3.16)	(0.69)

Reconciliation of Operating Income before Amortization and Depreciation

(dollars in thousands)

	Three Months Ended September 30		Nine Months Ended September 30
	2003	2002	2003	2002
Net loss applicable to common shareholders	(18,916)	(3,005)	(32,396)	(6,485)
Less:
Tax benefit	—	(384)	—	(886)
Add back:
Depreciation and amortization	17,228	5,994	28,406	17,894
Preferred stock dividend	114	—	354	—
Tax provision	64	—	241	—
Other expense	500	—	500	—
Interest expense, net	4,404	2,535	9,952	7,554

Operating income before depreciation and amortization	3,394	5,140	7,057	18,077